Exhibit 10.39

Execution Copy

DTZ JERSEY HOLDINGS LIMITED

RESTRICTED STOCK UNIT GRANT AGREEMENT

This Restricted Stock Unit Award Agreement (the “Agreement”), is entered into as of October 5, 2015 (the “Grant Date”), by and between DTZ Jersey Holdings Limited, company number 11647, registered office – 8th Floor Union House Union Street St. Helier Jersey JEZ 3RF (the “Company”), and Brett White (“Executive”).

WHEREAS, the Board of Directors of the Company has approved a special equity award in the form of restricted stock units (the “RSUs”) to be settled in limited liability shares of the Company (the “Common Shares”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.         Certain Definitions. For purposes hereof, the following terms shall have the meanings set forth herein:

1.1       “Board” shall mean the Board of Directors of the Company or a designated committee thereof.

1.2       “Cause” shall have the meaning ascribed to such term in the Employment Agreement.

1.3       “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.4       “Company Group” shall mean, together and each individually, the Company or any of its affiliates.

1.5       “Employment” shall mean employment or other service relationship with the Company Group. “Employed” shall have the correlative meaning.

1.6       “Employment Agreement” shall mean Executive’s employment agreement, dated as of March 6, 2015.

1.7       “Nominee Agreement” shall mean the shareholder nominee agreement required by the Company to be signed by Executive in connection with his ownership of, interest in or holding of Common Shares, in such form as is reasonably acceptable to the company.

1.8       “Shareholder Agreements” shall mean the Stockholders’ Agreement and the Nominee Agreement.

1.9       “Stockholders’ Agreement” shall mean the DTZ Jersey Holdings Limited Management Stockholders’ Agreement.

2.         Grant of RSUs. Pursuant to, and subject to, the terms and conditions set forth herein, the Company hereby grants to Executive the right to receive RSUs in respect of 8,333,333 Common Shares. Each RSU is the right to receive one Common Share.

3.         Rights as a Stockholder. Executive shall not have any beneficial ownership in the Common Shares underlying the RSUs until the Common Shares are delivered as provided in Section 6, at which time Executive shall have all the rights and privileges of a holder of Common Shares, subject to the Shareholder Agreements. Until the settlement date, as set forth in Section 6.1 below, the grant of RSUs shall represent an unsecured promise to deliver Common Shares on a future date.

4.         Effect of Certain Changes. Except as expressly set forth herein, the RSUs that have not yet vested will be forfeited in the event that Executive’s Employment terminates for any reason. All RSUs, vested and unvested, will be forfeited in the event Executive engages in conduct that constitutes Cause or violates any restrictive covenants to which he is subject.

5.         Vesting. The RSUs will vest in substantially equal installments of 20% on each of the first five anniversaries of March 16, 2015 (each such anniversary, a “Vesting Date”), subject to Executive continuing to be Employed by the Company through each such Vesting Date. Any portion of the RSUs that does not vest in accordance with this Section 5 shall be automatically forfeited by Executive.

6.         Settlement.

6.1       Settlement Date. The vested RSUs will be settled in Common Shares no later than thirty (30) days following the applicable Vesting Date.

6.2       Conditions to Settlement. On or before the transfer of any Common Shares in settlement of vested RSUs and as a condition to Executive’s right to receive any Common Shares, Executive shall be required to agree in writing to be bound by the Shareholder Agreements to the extent he is not so bound already.

7.         Adjustment.

7.1       Increase or Decrease in Issued Common Shares Without Consideration. Subject to any required action by the shareholders of the Company, in the event of any increase or decrease in the number of issued Common Shares resulting from a subdivision or consolidation of Common Shares, or any other increase or decrease in the number of such Common Shares effected without receipt of consideration by the Company, the Board shall make such equitable adjustments as the Board considers appropriate to prevent the enlargement or dilution of rights with respect to the number of Common Shares subject to grant under this Agreement.

7.2       Certain Mergers. In the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of Common Shares receive securities of another corporation), the RSUs outstanding on the date of such merger or consolidation shall pertain to and apply to the securities that a holder of the number of Common Shares subject to any such RSUs would have received in such merger or consolidation (it being understood that if, in connection with such transaction, the shareholders of the Company retain their Common Shares and are not entitled to any additional or other consideration, the RSUs shall not be affected by such transaction).

7.3       Certain Other Transactions. In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (iv) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of Common Shares receive securities of another corporation and/or other property, including cash, the Board shall, in its sole discretion, (a) have the power to provide for the exchange of each RSU outstanding immediately prior to such event (whether or not then vested) for restricted equity units on some or all of the property for which the Common Shares underlying such RSUs are exchanged and, incident thereto, make an equitable adjustment, as determined by the Board to be necessary or appropriate, (b) if appropriate, cancel, effective immediately prior to such event, any outstanding RSUs (whether or not vested) and in full consideration of such cancellation pay to Executive an amount in cash, with respect to each underlying Common Share, equal to the value, as determined by the Board in its sole discretion of securities and/or property (including cash) received by such holders of Common Shares as a result of such event, as the Board may consider appropriate to prevent dilution or enlargement of rights; provided, however, that such cancellation and payment shall either be exempt from or comply with the requirements of Section 409A of the Code.

7.4       Other Changes. In the event of any change in the capitalization of the Company or a corporate change other than those specifically referred to in Sections 7.1 through 7.3 hereof, the Board shall, in its discretion exercised in good faith, make such equitable adjustments in the number and kind of Common Shares or other securities subject to the RSUs outstanding on the date on which such change occurs as the Board may consider appropriate to prevent dilution or enlargement of rights.

7.5       No Other Rights. Except as expressly provided herein, Executive shall not have any rights by reason of (i) any subdivision or consolidation of Common Shares, (ii) the payment of any dividend, or any increase or decrease in the number of Common Shares, or (iii) any dissolution, liquidation, merger or consolidation of the Company. No issuance by the Company of any Common Shares or securities convertible into Common Shares, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Common Shares subject to the RSUs.

8.         Withholding of Taxes. The Company and its subsidiaries will make such provisions for the withholding or payment of taxes as it deems necessary under applicable law and shall have the right to deduct from payments of any kind otherwise due to Executive or alternatively to require Executive to remit to the Company an amount in cash, by wire transfer of immediately available funds or certified check, sufficient to satisfy, any federal, state, or local taxes of any kind required by law to be withheld with respect to the RSUs and any payments, distributions and property transferred under this Agreement, if any.

9.         Restrictive Covenants. In consideration of Executive’s Employment with the Company and the grant of the RSUs pursuant to this Agreement, Executive acknowledges and agrees that he is subject to certain obligations as set forth in Section 4 of the Employment Agreement. Section 4 of the Employment Agreement is hereby included in the Agreement as if fully restated herein, and the failure to comply with any such obligations shall result in forfeiture of the RSUs in full (regardless of the extent to which the RSUs are vested at the time of such violation). In addition to any remedies that may be available in any agreement to which Executive is a party, the remedies available for such failure shall include: (a) the rights and remedies of the Company set forth in the Shareholder Agreements; (b) any rights or remedies available in law or in equity, (c) the forfeiture of the RSUs for no consideration; and (d) payment by Executive to the Company of an amount reimbursing the Company for all reasonable attorney’s fees it incurs enforcing its rights hereunder in the event the Company prevails in enforcing at least one of the foregoing restrictive covenants.

10.       No Guarantee of Employment. Nothing set forth herein shall (i) confer upon Executive any right of continued Employment, (ii) entitle Executive to remuneration or benefits, or (iii) interfere with or limit in any way the right of the Company or any subsidiary to terminate Executive’s Employment.

11.       Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:	DTZ Jersey Holdings Limited
Second Floor, Stirling Square
5-7 Carlton Gardens
London, SW1Y 5AD, United Kingdom
Attention: General Counsel

With a copy to:	Caroline F. Hayday
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
(212) 225-2005

If to Executive, to the most recent address shown on the records of the Company

With a copy to:	Wendi S. Lazar
Outten & Golden LLP
3 Park Avenue, 29th Floor
New York, NY 10016
(212) 245-1000

12.       Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to its conflict of law principles.

13.       Clawback Policies. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges that the Company may be entitled according to the parties’ agreement, or as required by law, the Company’s written policy as may be in effect from time to time or the requirements of an exchange on which the Company’s or its parent’s shares are listed for trading, to recoup compensation paid to Executive pursuant to this Agreement or otherwise, and Executive agrees to comply with any such request or demand for recoupment by the Company.

14.       Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

15.       Section 409A. This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Code, and to the maximum extent permitted, shall be interpreted accordingly. Notwithstanding any provision herein to the contrary, the Board may, in its sole discretion, change the form and timing of any distribution or otherwise modify the terms of this Agreement in order to comply with applicable law, including, without limitation, in order to avoid adverse tax treatment to Executive under Section 409A of the Code.

16.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and Executive has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement as of the day and year first written above.

DTZ JERSEY HOLDINGS LIMITED
/s/ Rajeev Ruparelia
By: Rajeev Ruparelia
Title: Director

EXECUTIVE

/s/ Brett White
Name: Brett White